Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement on Form S-3 of our report dated March 15, 2005 with respect to our opinion on the consolidated financial statements, except as to the effects of reclassification of 2004, 2003 and 2002 amounts for reportable segments as discussed in Notes 8, 10, and 26, as to which the date is September 15, 2005, and May 2, 2005 with respect to our opinions relating to internal control over financial reporting, which appears in the Current Report on Form 8-K dated September 16, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

West Palm Beach, Florida

September 16, 2005